Exhibit 5.1

POSTAL ADDRESS	Postbus 71170 1008 BD AMSTERDAM

OFFICE ADDRESS	Fred. Roeskestraat 100 1076 ED AMSTERDAM

TELEPHONE	020 578 5758

FAX	020 578 5836

INTERNET	www.loyensloeff.com

To:

Sensata Technologies Holding N.V.

Kolthofsingel 8

7602 EM, Almelo

The Netherlands

SENSATA TECHNOLOGIES HOLDING N.V.

Privileged

Amsterdam, 28 April 2010

Dear Sir/Madam,

You have requested us, as your special counsel on certain matters of Dutch law, to render an opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the Shares (as defined below).

Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof.

In this opinion:

“Award Agreements Existing Shares” means the award agreements pursuant to which the Subscribers have been granted the right to receive Existing Shares against payment of the subscription price;

“Award Agreements New Shares” means the award agreements pursuant to which the relevant subscribers receive the right to receive New Shares against payment of the subscription price;

“Award Agreements” means the Award Agreements Existing Shares and the Award Agreements New Shares, collectively;

“Commission” means the Securities and Exchange Commission;

“Company” means Sensata Technologies Holding N.V., a public company with limited liability under Dutch law;

“Equity Plans” means: (i) the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan; (ii) the Sensata Technologies Holding B.V. First Amended and

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent.

AMSTERDAM • ANTWERP • ARNHEM • BRUSSELS • EINDHOVEN • LUXEMBOURG • ROTTERDAM • ARUBA • CURAÇAO • FRANKFURT •

DUBAI • GENEVA • LONDON • NEW YORK • PARIS • SINGAPORE • TOKYO • ZURICH

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Restated 2006 Management Securities Purchase Plan; (iii) the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan; and (iv) the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan, all mentioned in the Registration Statement, collectively;

“Existing Shares” means 433,018 ordinary shares in the capital of the Company that have been issued to the Subscribers under the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Securities Purchase Plan;

“New Shares” means the ordinary shares in the capital of the Company that are authorised for issuance by the Company pursuant to the Equity Plans in accordance with their terms;

“Shares” means the Existing Shares and the New Shares, collectively; and

“Subscribers” means the respective subscribers named in the Deeds of Issuance Existing Shares.

In rendering this opinion, we have examined and relied upon, inter alia, an electronically transmitted copy of the executed Registration Statement and upon the following documents as we have deemed necessary for the purposes of this opinion:

(1)	an electronically transmitted copy of an excerpt, dated as of the date hereof (the “Excerpt”) of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 24192692;

(2)	an electronically transmitted copy of the deed of incorporation of the Company dated 22 December 1988 (the “Deed of Incorporation”);

(3)	a draft deed of issuance, attached as Annex 1, to be executed by the Company and the relevant subscribers pursuant to which the New Shares will be issued (the “Deed of Issuance New Shares”);

(4)	electronically transmitted copies of the following deeds of issuance, executed by the Company and the relevant subscribers, pursuant to which the Existing Shares have been issued:

(i)	deed of issuance dated 2 June 2006, pursuant to which 11,466 ordinary shares in the capital of the Company were issued to Mr. T. Wroe;
(ii)	deed of issuance dated 29 September 2006, pursuant to which, inter alia, 40,652 ordinary shares in the capital of the Company were issued to Mr. T. Wroe; and
(iii)	deeds of issuance dated 22 February 2010, pursuant to which an aggregate number of 380,900 ordinary shares in the Company were issued to each of: Thomas Wroe jr. (83,600 shares), Martha Newman Sullivan (74,300 shares), Steven Beringhause (18,600 shares), Geert Braaksma (9,300 shares), Gary John Snyder (9,300 shares), Gary Andrew Baker (9,300 shares), Timothy Michael McBride (9,300 shares), Aaron David Weis (9,300 shares), Jeffrey John Cote (92,900 shares), Robert Paul Hureau (37,100 shares), Takeshi Sato (9,300 shares) and Chee-Loong Chin (18,600 shares),

(together the “Deeds of Issuance Existing Shares”);

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(5)	an electronically transmitted copy of the articles of association (statuten), as they read after the execution of the deed of conversion and amendment of the articles of association relating to the Company dated 26 February 2010 (the “Articles”);

(6)	electronically transmitted copies of the Equity Plans;

(7)	an electronically transmitted copy of the resolution of the general meeting of shareholders of the Company (the “Shareholders Meeting”), dated 26 February 2010, (inter alia) (i) designating the Management Board as the corporate body with the power to issue and/or grant rights to subscribe for such number of ordinary shares in the capital of the Company as shall be permitted by the authorised capital of the Company from time to time and (ii) limiting or excluding pre-emptive rights in respect thereto, both for a period of five years from the date thereof (the “Shareholders’ Resolution”); and

(8)	an electronically transmitted copy of the shareholders’ register (aandeelhoudersregister) of the Company (the “Shareholders’ Register”).

We have further relied on the statements made by the management board of the Company (the “Management Board”) in the certificate dated 28 April 2010, a copy of which is attached hereto as Annex 2, (the “Management Certificate”) and we have assumed without independent investigation, except as otherwise indicated herein, that such statements are correct as of the date hereof.

For the purpose of the opinions expressed herein, we have assumed:

(i)	the genuineness of all signatures, the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals and the conformity to the originals of all agreements, certificates, instruments, and other documents submitted to us as electronic copies;

(ii)	that the Award Agreements (i) have been or will be, as the case may be, duly authorised, executed, and delivered by or on behalf of the parties thereto, and (ii) constitute, under the laws by which they are expressed to be governed and under the laws of any other relevant jurisdiction (other than Dutch law), the legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their terms;

(iii)	that prior to the execution of a deed of issuance pursuant to which the relevant New Shares are issued, all required resolutions will be adopted by the competent corporate body of the Company necessary and appropriate for the valid issuance of the New Shares;

(iv)	that the New Shares will be validly issued by way of execution of a deed of issuance substantially in the form as the Deed of Issuance New Shares;

(v)	that the total equivalent value of the (rights to receive the) Shares offered under the Equity Plans to the public in the European Economic Area is less than € 2.5 million, which limit is calculated over a period of 12 months;

(vi)	that at the time of the offer and issue or transfer of the Shares and the entry into the Award Agreements no party to the transaction resident in the Netherlands had or has insider knowledge (voorwetenschap) in respect of the Company or the trade in its securities.

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Based upon the foregoing and subject to the limitations stated hereinafter, we are of the opinion that on the date hereof:

A.	The Existing Shares have been duly authorised and validly issued, are fully paid and are validly outstanding and non-assessable.

B.	When issued pursuant to a validly executed deed of issuance, the issuance of the New Shares has been duly authorized and upon payment in full, the New Shares will be validly issued, fully paid and validly outstanding and non-assessable.

We express no opinion on any law other than Dutch law (unpublished case law not included) as it currently stands. Any issue of interpretation or liability arising under this opinion will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands. This opinion letter is issued by Loyens & Loeff N.V.; natural persons or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever. This opinion letter may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies.

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to.

This opinion letter may only be relied upon in connection with the transactions to which the Registration Statement relates.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours faithfully,

Loyens & Loeff N.V.

/s/ Philip W. van Verschuer	/s/ Nelleke Krol

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ANNEX 1

DRAFT DEED OF ISSUANCE NEW SHARES

[To be attached as separate document]

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DRAFT DEED OF ISSUE

SENSATA TECHNOLOGIES HOLDING N.V.

THIS DEED is made this              day of              by and between                              (the “Subscriber”) and SENSATA TECHNOLOGIES HOLDING N.V., a company incorporated under the laws of the Netherlands, having its official seat in Almelo, the Netherlands (the “Company”).

WHEREAS:

(A)	Pursuant to an award agreement dated [—] ( the “Award Agreement”) the Subscriber has been granted the right to receive ordinary shares, nominal value EUR 0.01 per share, in the Company against payment of the exercise price.

(B)	pursuant to a Notice of Exercise, the Subscriber has exercised options to acquire an aggregate of ordinary shares, nominal value EUR 0.01 per share, in the Company (the “Shares”); and

(C)	the Company now wishes to issue the Shares to the Subscriber on the terms and conditions contained in this Deed.

IT IS HEREBY AGREED AS FOLLOWS:

1	Issue

The Company hereby issues the following Shares to the Subscriber and the Subscriber hereby accepts the same from the Company:

             ordinary shares in the capital of the Company

numbered              to

2	Exercise Price

2.1	The Company hereby acknowledges that it has received the full exercise price for the Shares in the manner set out in the Award Agreement and that the Shares are fully paid up.

2.2	The Company hereby gives full discharge for the payment made.

3	Severability; Waiver

3.1	In the event any of the provisions of this Deed shall prove to be or shall become illegal, ineffective and/or unenforceable in respect of any of the parties hereto, this shall not affect the remaining provisions of this Deed, the enforcement thereof against the other parties to this Deed or the transfer of any of the Shares contemplated by this Deed.

2

3.2	The Subscriber and the Company hereby waive the right to seek, obtain and/or invoke the rescission and/or avoidance of this Deed and the transfer of the Shares contemplated by this Deed.

4	Governing law and Jurisdiction

This Deed is governed by the laws of the Netherlands and any disputes shall be submitted to the courts of Amsterdam, the Netherlands.

IN WITNESS WHEREOF this Deed has been executed on the first date above written.

The Subscriber

By: Title:

Sensata Technologies Holding N.V.

By: Title:	By: Title:

ANNEX 2

MANAGEMENT CERTIFICATE

[To be attached as separate document]

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CERTIFICATE OF THE BOARD

OF

SENSATA TECHNOLOGIES HOLDING N.V.

28 April, 2010

The undersigned, together constituting the entire board of directors (the “Board”) of Sensata Technologies Holding N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands having its registered office address at Kolthofsingel 8, 7602 EM, Almelo, the Netherlands (the “Company”),

HEREBY CERTIFY

1.	That the information recorded in the excerpt dated as of the date hereof of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 24192692 (the “Excerpt”) is true, accurate and complete on the date hereof;

2.	that the Company has not been dissolved (ontbonden), liquidated, granted a (preliminary) suspension of payments ((voorlopige) surséance van betaling verleend) or declared bankrupt (failliet verklaard);

3.	that at the date hereof no resolution has been adopted concerning the statutory merger (juridische fusie) or division (splitsing), in both cases involving the Company as disappearing entity, or the voluntary liquidation (ontbinding) of the Company or the filing of a request for its bankruptcy (faillissement) or for a suspension of payments (surséance van betaling) and that the Company has not received a notice from the Amsterdam Chamber of Commerce concerning its dissolution under Section 2:19a of the Dutch Civil Code;

4.	that the general meeting of shareholders of the Company, after having been informed by the management board of the Company (the “Management Board”) of a potential conflict of interest in respect of the transactions contemplated by the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, has not designated one or more persons (other than the members of the Management Board) to represent the Company in the event of a conflict of interest;

5.	that (i) the shares in the capital of the Company issued and outstanding on the date hereof (the “Shares”) have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined, (ii) the Shares are fully paid up, and (iii) the Shares are free and clear of any pledge (pand), right of usufruct (vruchtgebruik) or attachment (beslag) on the date hereof;

6.	that the authorized share capital of the Company is sufficient to allow for the issuances of the ordinary shares in the capital of the Company that are authorized for issuance by the Company pursuant to the (i) the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan; (ii) the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Securities Purchase Plan; (iii) the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan; and (iv) the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan as set out in the Registration Statement; and

7.	that the information recorded in the shareholders’ register of the Company is true, accurate and complete as of the date hereof.

Board Certificate Sensata Technologies Holding N.V.	1

HEREBY CONFIRM

8.	That they do not have a personal conflict of interest with the Company in respect of the entering into and performance of the Registration Statement and in respect of the transactions contemplated thereby;

This certificate is provided to Loyens & Loeff, with the understanding that they will rely thereon in, and will assume the correctness of the above statements as of the date of, the opinion letter to be issued in connection with the Registration Statement.

Board Certificate Sensata Technologies Holding N.V.	2

Signed on the date first written above.

/s/ Thomas Wroe	/s/ Ed Conard
Name: Mr. Thomas Wroe	Name: Mr. Ed Conard

/s/ Paul Edgerley	/s/ John Lewis
Name: Mr. Paul Edgerley	Name: Mr. John Lewis

/s/ Charles Peffer	/s/ Michael Ward
Name: Mr. Charles Peffer	Name: Mr. Michael Ward

/s/ Stephen Zide	/s/ Seth Meisel
Name: Mr. Stephen Zide	Name: Mr. Seth Meisel

/s/ Michael Jacobson
Name: Mr. Michael Jacobson

Board Certificate Sensata Technologies Holding N.V.